Exhibit 99.2

AKERNA CORP.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet as of December 31, 2019 and the unaudited pro forma condensed combined statements of operations for the year ended June 30, 2019 and six months ended December 31, 2019, are based on the historical financial statements of Akerna Corp. (“Akerna”, “we”, “our”) and solo sciences, inc. (“Solo”), after giving effect to our acquisition of 80.4% of the issued and outstanding equity of Solo (the “Acquisition”) and after applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined statements of operations for the year ended June 30, 2019 and six months ended December 31, 2019, give effect to the Acquisition as if it had occurred on July 1, 2018.

The unaudited pro forma condensed combined balance sheet as of December 31, 2019, gives effect to the Acquisition as if it had occurred on December 31, 2019. The Acquisition was completed on January 15, 2020.

The Acquisition has been accounted for pursuant to Financial Accounting Standards Board Accounting Standards Codification 805: Business Combinations. The total estimated consideration to be transferred, calculated as described in Note 1 to these unaudited pro forma condensed combined financial statements, is allocated to the net tangible assets and intangible assets of Solo acquired in connection with the Acquisition, based on the estimated fair values as of the date of the Acquisition and the excess is allocated to goodwill. We have made a preliminary allocation of the estimated purchase price to the tangible and intangible assets acquired and liabilities assumed. The acquisition accounting is dependent upon certain valuations and other studies that have yet to progress to a stage where there is sufficient information for a definitive measurement. We have made significant assumptions and estimates in determining the preliminary estimated purchase price and the preliminary allocation of the estimated purchase price in the unaudited pro forma condensed combined financial statements. These preliminary estimates and assumptions are subject to change during the estimated purchase price allocation period (generally one year from the acquisition date) as we finalize the valuations of the net intangible assets. The final valuations of identifiable intangible assets, fixed assets and deferred revenue and associated tax effects may change significantly from our preliminary estimates. Differences between these preliminary estimates and the final acquisition accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements.

The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Acquisition; (2) factually supportable; and (3) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results.

The unaudited pro forma condensed combined financial statements have been prepared by management for illustrative purposes only and are not necessarily indicative of the consolidated results of operations or financial position of Akerna that would have been reported had the Acquisition been completed as of the dates presented and should not be taken as representative of the future consolidated results of operations or financial position of Akerna. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and cost savings that we may achieve, or any additional expenses that we may incur, with respect to the combined companies.

The unaudited pro forma condensed combined financial statements, including the notes thereto should be read in conjunction with:

●	The accompanying notes to the unaudited pro forma condensed combined financial statements;

●	Our audited consolidated financial statements and accompanying notes as of and for the years ended June 30, 2019 and 2018, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on September 23, 2019;

●

Our unaudited condensed consolidated interim financial statements as of December 31, 2019 and for the three and six month periods ended December 31, 2019 and 2018, included in our Quarterly Report on Form 10-Q filed with the SEC on February 12, 2020; and

●	Solo’s audited financial statements as of and for the years ended December 31, 2019 and 2018, included in this Current Report on Form 8-K/A.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2019

	Historical
	Akerna Corp.	Solo (Note 1)	Pro forma adjustments	Note 2	Pro forma combined
ASSETS
CURRENT ASSETS:
Cash	$18,780,897	$101,341	$—		$18,882,238
Restricted cash	500,000	124,970	(124,970)	A	500,000
Accounts receivable, net	1,753,935	73,048	(60,000)	B	1,766,983
Prepaid expenses and other current assets	1,108,917	22,135	—		1,131,052
Total current assets	22,143,749	321,494	(184,970)		22,280,273
Property and equipment, net	—	14,785	—		14,785
Goodwill	—	—	9,639,097	C	9,639,097
Intangibles, net	—	5,163,072	7,514,893	D	12,677,965
Investments	250,000	—	—		250,000
TOTAL ASSETS	$22,393,749	$5,499,351	$16,969,020		$44,862,120

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$2,234,353	$700,013	$247,000	B,E	$3,181,366
Deferred revenue	844,554	—	—		844,554
Total current liabilities	3,078,907	700,013	247,000		4,025,920

Deferred purchase price	—	3,000,000	(3,000,000)	F	—
TOTAL LIABILITIES	3,078,907	3,700,013	(2,753,000)		4,025,920

STOCKHOLDERS’ EQUITY:
Preferred stock	—	3,332,750	(3,332,750)	G	—
Common stock	1,093	102	74	G,H	1,269
Additional paid-in capital	52,065,102	2,288,269	15,261,555	F,G,H	69,614,926
Accumulated deficit	(32,751,353)	(3,821,783)	3,514,783	E,G	(33,058,353)
TOTAL STOCKHOLDERS’ EQUITY	19,314,842	1,799,338	15,443,662		36,557,842
Noncontrolling interests in consolidated subsidiary	—	—	4,278,358	J	4,278,358
TOTAL EQUITY	19,314,842	1,799,338	19,772,020		40,836,200
TOTAL LIABILITIES AND EQUITY	$22,393,749	$5,499,351	$16,969,020		$44,862,120

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED JUNE 30, 2019

	Historical
	Akerna Corp.	Solo	Pro forma adjustments	Note 3	Pro forma Combined
Net revenue:
Software	$8,256,492	$—	$—		$8,256,492
Consulting	2,403,797	—	—		2,403,797
Other	259,496	14,770	—		274,266
Total net revenue	10,919,785	14,770	—		10,934,555
Cost of revenue	4,633,844	1,170	—		4,635,014
Gross profit	6,285,941	13,600	—		6,299,541

Operating expenses:
Product development	5,565,097	7,787	—		5,572,884
Selling, general and administrative	13,136,522	1,038,017	778,597	A,B	14,953,136
Total operating expenses	18,701,619	1,045,804	778,597		20,526,020
Loss from operations	(12,415,678)	(1,032,204)	(778,597)		(14,226,479)
Interest income (expense), net	91,239	1,146	—		92,385
Other income	17,892	—	—		17,892
Loss before provision for income taxes	(12,306,547)	(1,031,058)	(778,597)		(14,116,202)
Provision for income taxes	—	—	—		—
Net loss	(12,306,547)	(1,031,058)	(778,597)		(14,116,202)
Net loss attributable to noncontrolling interests	—	—	354,692	C	354,692
Net loss attributable to Akerna stockholders	$(12,306,547)	$(1,031,058)	(423,905)		$(13,761,510)

Net loss per share:
Basic	$(2.04)				$(1.72)
Diluted	$(2.04)				$(1.72)
Shares used in computing earnings per share:
Basic	6,045,382		1,950,000	D	7,995,382
Diluted	6,045,382		1,950,000	D	7,995,382

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED DECEMBER 31, 2019

	Historical
	Akerna Corp.	Solo	Pro forma adjustments	Note 3	Pro forma Combined
Net revenue:
Software	$4,802,654	$—	$—		$4,802,654
Consulting	1,556,363	—	—		1,556,363
Other	140,076	90,000	—		230,076
Total net revenue	6,499,093	90,000	—		6,589,093
Cost of revenue	3,036,201	3,064	—		3,039,265
Gross profit	3,462,892	86,936	—		3,549,828

Operating expenses:
Product development	2,392,389	57,195	—		2,449,584
Sales, general and administrative	8,380,219	2,495,011	(1,064,720)	A,B	9,810,510
Total operating expenses	10,772,608	2,552,206	(1,064,720)		12,260,094
Loss from operations	(7,309,716)	(2,465,270)	1,064,720		(8,710,266)
Gain on sale of business	—	—	—		—
Interest income (expense), net	125,239	3,785	—		129,024
Other income (expense), net	(130)	—	—		(130)
Loss before provision for income taxes	(7,184,607)	(2,461,485)	1,064,720		(8,581,372)
Provision for income taxes	—	—	—		—
Net loss	(7,184,607)	(2,461,485)	1,064,720		(8,581,372)
Net loss attributable to noncontrolling interests	—	—	273,766	C	273,766
Net loss attributable to Akerna stockholders	$(7,184,607)	$(2,461,485)	$1,338,486		$(8,307,606)

Net loss per share:
Basic	$(0.66)				$(0.65)
Diluted	$(0.66)				$(0.65)
Shares used in computing earnings per share:
Basic	10,918,942		1,950,000	D	12,868,942
Diluted	10,918,942		1,950,000	D	12,868,942

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1: Basis of Pro Forma Presentation

Accounting Periods Presented

The unaudited pro forma condensed combined balance sheet as of December 31, 2019, is presented as if the Acquisition had occurred on December 31, 2019. Certain pro forma adjustments to record differences between historical book values and preliminary values as of the date of the pro forma condensed combined financial statements are based on the assumption that the Acquisition occurred on December 31, 2019. The actual adjustments to be recorded in Akerna’s consolidated financial statements will be as of the January 15, 2020, acquisition date.

The unaudited pro forma condensed combined statements of operations of Akerna and Solo for the year ended June 30, 2019 and six months ended December 31, 2019, are presented as if the Acquisition had taken place on July 1, 2018.

Preliminary Purchase Consideration

On November 25, 2019, Akerna entered into a Stock Purchase Agreement (the “Agreement”) with substantially all of the shareholders of Solo, Ashesh C. Shah, Lokesh Chugh and Palle Pedersen, each an adult individual, (collectively, the “Shareholder Representatives”) and Solo pursuant to which Akerna acquired all right, title and interest in 80.4% of the issued and outstanding capital stock of Solo, free and clear of all liens. The consideration amount under the Agreement is 1,950,000 shares of the common stock of Akerna, which includes 570,000 shares of the common stock of Akerna to be held in escrow subject to the satisfaction of certain conditions stipulated in the Agreement. This consideration may be subject to an adjustment no later than 120 days following the closing date.

In addition to the above consideration, Akerna has agreed to pay contingent consideration in the form of fees payable to the legacy Solo shareholders equal to the lesser of (i) $0.01 per solo*TAG™ and solo*CODE™ sold or (ii) 7% of net revenue. The fees will be paid annually until the earlier of: (1) our shares trading above $12 per share for any consecutive 20 trading days in a 30-day period; (b) upon us no longer owning a majority stake in Solo; or (c) upon expiration of the patents related to solo*TAG™ and solo*CODE™, which is December 1, 2029. This fee represents contingent consideration and will be recorded at fair value as of the acquisition date. Due to the complexity of this financial instrument the completion of our valuation is currently in process and therefore, we have not reflected an estimated liability in the unaudited pro forma condensed combined financial information. The preliminary fair value of consideration consisted of the following (in thousands):

Fair value of equity issued	$17,550

Preliminary Purchase Consideration Allocation

The following represents the preliminary allocation of the fair value of the purchase consideration to the acquired assets and assumed liabilities based on Solo’s balance sheet as of December 31, 2019, and is for illustrative purposes only (in thousands):

Net liabilities assumed	$(489)
Intangible assets:
Developed technology	8,494
Trademarks	4,184
Goodwill	9,639
Total fair value of net asset acquired	$21,828
Noncontrolling interest	(4,278)
Purchase consideration	$17,550

Noncontrolling interests $4.3 million was calculated as 19.6% of the fair value of the net assets acquired. Goodwill of approximately $9.6 million represents the excess of the purchase consideration over the fair value of the net tangible and intangible assets acquired. Goodwill is primarily attributable to expected post-acquisition synergies from integrating Solo’s cryptographically secure digital trust mark technology into Akerna’s supply chain solutions. None of the goodwill recorded as part of the Acquisition will be deductible for U.S. federal income tax purposes.

We have an option to acquire the noncontrolling interests in Solo during the 12 months following the close for either cash or shares. Beginning with the expiration of our option, the noncontrolling interests in Solo have a 3-month option to acquire between 40% and 55% of Solo back from us for cash. The terms of this option will result in our accounting for the instrument as a derivative. Due to the complexity of the option we have not yet completed our valuation of the option and as such have not reflected an estimated value of the option in the unaudited pro forma condensed combined financial information.

The following table sets forth the components of identifiable intangible assets acquired and their preliminary estimated useful lives as of the date of acquisition (in thousands):

Intangible asset	Preliminary fair value	Estimated useful life (in years)
Developed technology	$8,494	10
Trademarks	4,184	10
Total	$12,678

These preliminary estimates of fair value and their preliminary estimated useful lives will likely be different from the amounts included in the acquisition accounting upon finalization, and the difference could have a material impact on the accompanying unaudited pro forma combined condensed financial statements. Akerna has to gain information about Solo’s intangible assets, and expects additional insight will be gained that could impact (i) the estimated total value assigned to identifiable intangible assets (ii) the estimated weighted average useful life of each category of intangible assets (iii) the value of fixed assets (iv) the value of deferred revenue and (v) the value of deferred tax liabilities associated with purchase accounting adjustments. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to Akerna only upon completion of the acquisition accounting valuations and analysis. These factors include, but are not limited to, historical information obtained from Solo, discussions with management and product roadmap. Increased knowledge about these or other elements could result in a change to the estimated fair value of the identifiable intangible assets or to the estimated weighted average useful lives from what Akerna has assumed in these unaudited pro forma combined condensed financial statements. The combined effect of any such changes could then also result in a significant increase or decrease to Akerna’s estimate of associated amortization expense.

Prior to the Acquisition, we had a net deferred tax asset position and continue to be in a net deferred tax asset position, after adjustments for deferred tax liability related to purchase accounting adjustments, and the net deferred tax asset is subject to a full valuation allowance. Solo’s U.S. net deferred tax asset was also subject to a full valuation allowance. Therefore, the combined U.S. deferred tax asset position remains unchanged. As such, the unaudited pro forma condensed combined financial information do not include adjustments for tax-related items.

Accounting Policies

We did not adopt new accounting standards for revenue or leases in the year ended June 30, 2019, and as an emerging growth company, we have elected to implement the disclosure requirements of the new revenue standard in our annual consolidated financial statements for the year ending June 30, 2020. Solo, as a private company, had not adopted these new accounting standards, which include guidance for costs incurred obtaining contracts with customers, which requires the deferral of incremental costs of obtaining a contract with a customer.

Reclassifications

The unaudited pro forma condensed combined balance sheet was not required to be adjusted to conform Solo’s presentation to Akerna’s presentation.

Note 2: Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet for the Acquisition are as follows:

A.	To record distribution of Solo restricted cash to its shareholders immediately prior to closing.

B.	To reduce acquired receivables for amounts due from Akerna and the related account payable.

C.	To record goodwill of $9.6 million.

D.	To record the estimated preliminary fair value of $12.7 million of Solo’s identifiable intangible assets.

E.	To record transaction cost paid after the close of the Acquisition.

F.	To record settlement of the deferred purchase obligation using equity consideration.

G.	To eliminate Solo’s historical equity and accumulated deficit.

H.	To record purchase accounting adjustments for equity consideration.

J.	To record noncontrolling interest retained by Solo’s selling shareholders estimated as 19.6% of the fair value of the net assets acquired.

Note 3: Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended June 30, 2019

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the Acquisition are as follows:

A.	To reflect $996,000 amortization expense of preliminarily estimated purchased intangible assets.

B.	To reduce stock-based compensation of $217,403, due to accelerated vesting of Solo restricted stock and settlement of options in connection with the Acquisition.

C.	To allocate 19.6% of pro forma adjusted Solo net losses to noncontrolling interest holders.

D.	To reflect the 1.95 million shares of Akerna common stock issued in exchange for 80.4% of the equity interest in Solo.

The pro forma combined basic and diluted net loss attributable to Akerna shareholders per share are based on the number of 7,995,382 shares common stock used in computing basic and diluted net loss per share for the acquisition of Solo, respectively. Dilutive potential common shares are included only if they have a dilutive effect on earnings per share.

Note 4: Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended December 31, 2019

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the acquisition of Solo are as follows:

A.	To reflect $498,000 of amortization expense of preliminarily estimated purchased intangible assets.

B.	To reduce stock-based compensation of $1,562,720 due to accelerated vesting of Solo’s restricted stock and settlement of options in connection with the acquisition.

C.	To allocate 19.6% of pro forma adjusted Solo net losses to noncontrolling interest holders.

D.	To reflect the 1.95 million shares of Akerna common stock issued in exchange for 80.4% of the equity interest in Solo.

The pro forma combined basic and diluted net loss per share are based on the number of 12,868,942 shares common stock used in computing basic and diluted net loss per share for the acquisition of Solo, respectively. Dilutive potential common shares are included only if they have a dilutive effect on earnings per share.